Exhibit 1

OI S.A.

CNPJ/MF nº 76.535.764/0001-43

NIRE 33.300.29520-8

Publicly-held Company

MATERIAL FACT

Restructuring settlement NEGOTIATIONS AND DISCUSSIONS

Oi S.A. – In Judicial Reorganization (“Oi,” and together with certain of its affiliates, the “Company”), in compliance with Article 157, paragraph 4 of Law 6,404/76 and pursuant to CVM Instruction No. 358/02, hereby informs its shareholders and the market in general that, as described herein, the Company has held a meeting with and been involved in discussions and negotiations regarding the form, terms and provisions of a subscription and commitment agreement and certain proposed amendments to the plan of reorganization filed by the Company on December 12, 2017 (the “December 12 Version of the Plan”) on the docket of the judicial reorganization proceedings pending in respect of the Company in Brazil (the “RJ Proceeding”), and provided certain information to certain individual holders and certain groups of holders of, or managers of entities holding, beneficial interests in, (i) the 9.750% Senior Notes due 2016 issued by Oi, (ii) the 5.125% Senior Notes due 2017 issued by Oi and guaranteed by Telemar Norte Leste S.A. – In Judicial Reorganization (“Telemar”), (iii) the 9.500% Senior Notes due 2019 issued by Oi and guaranteed by Telemar, (iv) the 5.500% Senior Notes Due 2020 issued by Oi and guaranteed by Telemar, (v) the 5.625% Senior Notes due 2021 issued by Oi Brasil Holdings Coöperatief U.A. – In Judicial Reorganization (“Oi Coop”) and guaranteed by Oi, (vi) the 5.750% Senior Notes due 2022 issued by Oi Coop and guaranteed by Oi, (vii) the 6.250% Senior Notes due 2016 issued by Portugal Telecom International Finance B.V. – In Judicial Reorganization (“PTIF”) and guaranteed by Oi, (viii) the 4.375% Notes due 2017 issued by PTIF and guaranteed by Oi, (ix) the 5.875% Senior Notes due 2018 issued by PTIF and guaranteed by Oi, (x) the 5.000% Senior Notes due 2019 issued by PTIF and guaranteed by Oi, (xi) the 4.625% Senior Notes due 2020 issued by PTIF and guaranteed by Oi, (xii) the 4.500% Notes due 2025 issued by PTIF and guaranteed by Oi, and (xiii) the 5.242% Senior Notes due 2017 issued by PTIF and guaranteed by Oi (collectively, the “Notes” and the holders thereof, the “Noteholders”), and has entered into a subscription and commitment agreement (the “Agreed Commitment Agreement”) with creditors and in particular the Individual Noteholders (as defined below), the Noteholders who are members of the Steering Committee of the Ad Hoc Group of Bondholders (the “AHG”), and certain of the Noteholders who are members of the International Bondholder Committee (the “IBC”).  Attached to the Agreed Commitment Agreement is a revised form of the plan of reorganization of the Company that was approved at the general creditors meeting on December 19, 2017 (the “Approved Plan”).

Confidentiality Agreements

The Company executed confidentiality agreements prior to the date hereof (the “IBC/AHG Confidentiality Agreements”) with certain Noteholders who are members of the IBC and with the Noteholders that are members of the Steering Committee of the AHG to facilitate further discussions and negotiations regarding the form, terms and provisions of a subscription and commitment agreement and certain proposed amendments to the December 12 Version of the Plan in connection with the agreement in principle (the “Agreed Principle Terms”) on the material terms of a proposed restructuring of, and capital infusion by means of a capital increase into, the Company (a “Potential Transaction”) between the Company, the IBC and the AHG previously announced by the Company in one of its press releases made on December 13, 2017 and disclosed in connection therewith.

The Company executed confidentiality agreements (the “Individual Noteholder Confidentiality Agreements” and, together with the IBC/AHG Confidentiality Agreements, the “Confidentiality Agreements”) with certain individual noteholders who are not known by the Company to be members of the IBC or AHG (the “Individual Noteholders”) to facilitate discussions and negotiations concerning a Potential Transaction contemplated by the Agreed Principle Terms, including discussions and negotiations regarding the form, terms and provisions of a subscription and commitment agreement and certain proposed amendments to the December 12 Version of the Plan in connection therewith.

Pursuant to the Confidentiality Agreements, the Company agreed to disclose publicly, after the expiration of a period set forth in the Confidentiality Agreements, certain information (the “Confidential Information”) regarding, or shared in connection with, the discussions and negotiations that have taken place (i) between the Company and each Individual Noteholder, and (ii) among the Company, the IBC and the AHG, in each case, concerning a Potential Transaction.  The information included in this press release and certain documents posted on the Company’s website referenced herein are being furnished to satisfy the Company’s public disclosure obligations under the Confidentiality Agreements.  The Confidentiality Agreements have terminated in accordance with their terms, except as otherwise provided therein.

Meetings with the IBC/AHG Representatives and Individual Noteholder Representatives

Since execution of the Confidentiality Agreements, certain representatives of the Company and the Company’s financial and legal advisors (the “Company Representatives”) met by videoconference and teleconference with (i) certain representatives of the IBC and the AHG (collectively, the “IBC/AHG Representatives”) and (ii) certain representatives of each Individual Noteholder and each Individual Noteholder’s respective legal advisors (the “Individual Noteholder Representatives” and, together with the IBC/AHG Representatives, the “Noteholder Representatives”), in each case to discuss and negotiate the form, terms and provisions of a subscription and commitment agreement and certain proposed amendments to the December 12 Version of the Plan in connection therewith.

Agreement Regarding the Agreed Commitment Agreement (and the Approved Plan Annexed thereto) with Certain Noteholders

The Company has entered into the Agreed Commitment Agreement with certain of the Noteholders who are members of the IBC, the Noteholders who are members of the Steering Committee of the AHG, and the Individual Noteholders (such Noteholders, collectively, the “Investors”), pursuant to which, among other things, the Investors will agree to backstop a BRL 4 billion capital raise on the terms and subject to the conditions in the Agreed Commitment Agreement (and the Approved Plan annexed thereto).

Confidential Information

During the term of the Confidentiality Agreements, in addition to the Agreed Commitment Agreement (and the Approved Plan annexed thereto), the Company Representatives provided to the IBC/AHG Representatives cash flow projections reflecting the treatment of the Anatel and AGU claims reflected in the Approved Plan annexed to the Agreed Commitment Agreement (the “Anatel Spreadsheet” and together with the Agreed Commitment Agreement and the Approved Plan annexed thereto and all of the annexes and attachments to the Approved Plan, the “Cleansing Materials”).

In addition, the Company Representatives shared orally certain other Confidential Information.  Specifically, the Company Representatives indicated that the interest rate for the BNDES debt would remain the same as in the plan and that the collateral package would be the same as in the plan, consisting of a pool of receivables in an amount equal to 6x the amount of the largest amortization installment.  The Company Representatives also indicated that the new BNDES debt under the plan would include certain financial covenants for BNDES.

Certain Other Important Information

In addition to the disclaimers and qualifiers set forth in the materials themselves, all statements made in the Cleansing Materials are in the nature of settlement discussions and compromise, are not intended to be and do not constitute representations of any fact or admissions of any liability and are for the purpose of attempting to reach a consensual compromise and settlement. Nothing contained in the Cleansing Materials is intended to or shall be construed to be an admission or a waiver of any rights, remedies, claims, causes of action or defenses.  Consummation of the Potential Transaction on the terms and conditions set forth in the Agreed Principal Terms is subject in all respects to definitive documentation regarding the same.

Furthermore, the contents of the Cleansing Materials shall not be construed as guidance by the Company in relation to its future results, and the Company does not assume and expressly disclaims any responsibility to update such contents or information at any time.

This communication does not constitute an offer to sell or a solicitation of an offer to buy securities.  This communication is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes or any other securities.

The Company has published the Cleansing Materials on its English website, available at http://ir.oi.com.br (English), and will publish Portuguese translations of the Cleansing Materials as soon as the translations are available on its Portuguese website, available at http://oi.com.br/ri (Portuguese).

Rio de Janeiro, December 20, 2017.

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer, Investor Relations Officer and Officer

Oi S.A. – In Judicial Reorganization

Special Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Brazilian applicable regulation.  Statements that are not historical facts, including statements regarding the beliefs and expectations of Oi, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “targets,” “goal” and similar expressions, as they relate to Oi or its management, are intended to identify forward-looking statements.  There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of Oi’s management and are subject to a number of risks and uncertainties.  These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors.  Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.  All forward-looking statements attributable to Oi or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph.  Undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made.  Except as required under the Brazilian and U.S. federal securities laws and the rules and regulations of the CVM, the SEC or of regulatory authorities in other applicable jurisdictions, Oi and its affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.  You are advised, however, to consult any further disclosures Oi makes on related subjects in reports and communications that Oi files with the SEC and CVM